THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of July 1, 2020, effective as of June 30, 2020, by and among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and CONFORMIS, INC., a Delaware corporation, IMATX, Inc., a California corporation and Conformis Cares LLC, a Delaware limited liability company (individually and collectively, jointly and severally, “Borrower”).
WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of June 25, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and
WHEREAS, Borrower, Required Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement and provide a certain waiver as set forth herein.
NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Required Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d)    Permitted Prepayment of Term Loan. After the date that is the second anniversary of the Effective Date, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least seven (7) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

3.	Section 6.12 of the Loan Agreement is hereby amended and restated as follows:

6.12    Financial Covenant. Borrower shall achieve the following minimum T6M Product Revenue at the end of each of the following quarters:

ACTIVE 46782026v2

Quarter Ending	Minimum T6M Product Revenue in millions
December 31, 2019	$32.5
March 31, 2020	$36.0
June 30, 2020	Waived
September 30, 2020	Waived
December 31, 2020	Waived
March 31, 2021	$36.0
June 30, 2021	$36.0
September 30, 2021	$37.0
December 31, 2021	$39.5
March 31, 2022	$39.5
June 30, 2022	$39.5
September 30, 2022	$41.0
December 31, 2022	$43.0
March 31, 2023	$43.5
June 30, 2023	$43.5
September 30, 2023	$43.5
December 31, 2023	$45.5
March 31, 2024	$46.0

Notwithstanding anything herein to the contrary, Borrower shall not be obligated to comply with the provisions of this Section 6.12 for the quarter immediately following any quarter at the end of which (i) the T6M Product Revenue of Borrower, as determined by Collateral Agent was at least $45.0 million and (ii) Borrower has been cash flow positive for two successive quarters.

4.	Section 6.13 of the Loan Agreement is herby amended and restated as follows:

6.13    Liquidity Covenant. Borrower shall at all times maintain in a Collateral Account at Bank or subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than an amount equal to the lesser of (i) the Minimum Cash Amount or (ii) the Minimum Cash Elected Amount. Notwithstanding the foregoing, commencing on July 1, 2020, Borrower shall at all times, until December 31, 2020, maintain in a Collateral Account at Bank or subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than Five Million Dollars ($5,000,000.00). Furthermore, commencing on January 1, 2021, if the Capital Raise Event has not occurred by such time, Borrower shall at all times, until

ACTIVE 46782026v2

the Capital Raise Event has occurred (such period from January 1, 2021 until the Capital Raise Event has occurred, the “Capital Raise Extension Period”), maintain in a Collateral Account at Bank or subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than Ten Million Dollars ($10,000,000.00).

5.	The following Section 6.15 is hereby added to the Loan Agreement:

6.15 Capital Raise Event. During the period commencing on July 1, 2020 and ending on December 31, 2020 (which will automatically extend to June 30, 2021 if the Capital Raise Event has not occurred by such date and Borrower is in compliance with Section 6.12 as of January 1, 2021), Borrower shall receive aggregate gross cash proceeds of not less than Twenty Million Dollars ($20,000,000.00) from (i) the sale and issuance of Conformis, Inc.’s equity securities (including, without limitation, by means of at-the-market (ATM) offering, private placements, follow on public offerings), (ii) net payments received from any of Borrower’s patent infringement disputes with Zimmer Biomet Holdings Inc., Zimmer Inc., Zimmer U.S. Inc., and Biomet Manufacturing LLC, on or after July 1, 2020 and on or before December 31 2020, (iii) net payments received from any of Borrower’s other patent infringement disputes with any other Person not specified in clause (ii), (iv) monetization of R&D tax credits or NOLs as part of any current or future 2020 government stimulus packages, or (v) governmental grants that are not (in whole or in part) in the form of Indebtedness, or any combination of two or more of the foregoing (the “Capital Raise Event”). Notwithstanding anything herein to the contrary, solely during the Capital Raise Extension Period, (i) commencing on January 1, 2021 and ending on (and including) March 31, 2021, Borrower shall not have any Indebtedness outstanding under the Revolving Line in excess of Two Million and Five Hundred Thousand Dollars ($2,500,000.00) and (ii) commencing on April 1, 2021 and ending on (and including) June 30, 2021, Borrower shall not have any Indebtedness outstanding under the Revolving Line in excess of Five Million Dollars ($5,000,000.00).

6.	Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Financial Covenant), 6.13 (Liquidity Covenant), 6.14 (Revolving Line Liquidity Covenant) or 6.15 (Capital Raise Event); provided, however, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.12, Borrower may cure such breach by means of submitting a new financial plan under which Borrower is expected to break even on a cash flow basis prior to Maturity Date (which financial plan must be acceptable to Collateral Agent) and raising such amount of capital from the sale and issuance of its equity securities as required per the new financial plan, during a reasonable period of time to be agreed up on by Collateral Agent and Borrower, provided, that upon such cure the parties shall amend the covenant in Section 6.12 in accordance with the new financial plan which amendment must be acceptable to Collateral Agent and provided further that no Default or Event of Default shall be deemed to exist as a result of any such breach of Section 6.12 if the Collateral Agent has accepted in writing such new financial plan submitted by Borrower within 60 days of the submission of such plan by Borrower and Borrower has succeeded in raising such amount of capital on or prior to the expiration of such agreed period of time; or Borrower violates any provision in Section 7; or

7.	Section 13 of the Loan Agreement is hereby amended by amending and restating the following definition therein as follows:

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

ACTIVE 46782026v2

(i)    for a prepayment made after the date which is the first anniversary of the Funding Date of the Term Loan through and including the date which is the second anniversary of the Funding Date of the Term Loan, two percent (2.00%) of the principal amount of the Term Loan prepaid;

(ii)    for a prepayment made after the date which is the second anniversary of the Funding Date of the Term Loan through and including the date which is the third anniversary of the Funding Date of the Term Loan, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iii)    for a prepayment made after the date which is the third anniversary of the Funding Date of the Term Loan and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

For the purposes of clarification, no voluntary prepayment of a Term Loan may be made prior to the second anniversary of the Effective Date but in the event of a mandatory prepayment made pursuant to Section 2.2(c) on or after the Funding Date of the Term Loan through and including the first anniversary of the Funding Date of the Term Loan, the Prepayment Fee shall be equal to three percent (3.00%) of the principal amount of the Term Loan prepaid.

8.	Section 13 of the Loan Agreement is hereby further amended by adding the following definition thereto in alphabetical order:

“Capital Raise Event” is defined in Section 6.15.

9.
Collateral Agent and Required Lenders hereby waive any Event of Default directly resulting from Borrower’s failure to fulfill its obligations with respect to Section 6.12 for the fiscal quarter ending on June 30, 2020 (“Potential Event of Default”), as such Section was in effect prior to the date hereof.

10.	Limitation of Amendment.

a.
The amendments and waivers set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

11.	To induce Collateral Agent and Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Required Lenders as follows:

a.
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default (other than the Potential Event of Default) has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral

ACTIVE 46782026v2

Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

12.
Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

13.
The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

14.	This Amendment shall be deemed effective as of the date first set forth above upon the due execution and delivery to Collateral Agent of this Amendment by each party hereto.

15.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

16.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

ACTIVE 46782026v2

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

CONFORMIS, INC.

By:	/s/ Mark Augusti
Name:	Mark Augusti
Title:	President & Chief Executive Officer

BORROWER:

IMATX, INC.

By:	/s/ Mark Augusti
Name:	Mark Augusti
Title:	President & Treasurer

BORROWER:

CONFORMIS CARES LLC

By:	/s/ Mark Augusti
Name:	Mark Augusti
Title:	President & Chief Financial Officer

COLLATERAL AGENT AND REQUIRED LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP
Its: General Partner

By:	/s/ Andrew Hobson
Name:	Andrew Hobson
Title:	Authorized Signatory

ACTIVE 46782026v2